Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Susan Firey 717.975.3886 sfirey@harsco.com

FOR IMMEDIATE RELEASE

MARIO LONGHI JOINS HARSCO CORPORATION’S BOARD OF DIRECTORS

CAMP HILL, PA (November 8, 2017) . . . Harsco Corporation (NYSE: HSC) announced today that it has elected Mario Longhi, 63, to its Board of Directors. Longhi is the former President and Chief Executive Officer of United States Steel Corporation (U.S. Steel), an integrated producer and manufacturer of flat-rolled sheet and tubular steel products for a wide range of industries.

Before joining U.S. Steel, Mr. Longhi served as President and Chief Executive Officer of Gerdau Ameristeel Corporation and as Vice President and Group President, Global Extrusions at Alcoa, where he served in increasingly responsible roles over a 20 year period. During his career, he has gained experience with global steel, industrial, mining, automotive, transportation, aerospace, and energy markets. In 2015, the Association for Iron and Steel Technology named him Steelmaker of the Year. That same year, he also was named CEO of the Year at the Platts Global Metals Awards.

“We are very pleased to welcome Mario to our Board of Directors,” said Harsco President and Chief Executive Officer Nick Grasberger. “I have every confidence that, with his international experience, broad-based background, and alignment with our values, Mario will make an enormous contribution as Harsco continues to execute its growth strategy.”

Harsco Corporation is a diversified industrial company providing a range of onsite services and engineered products to the global steel, energy and railway sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

# # #